UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 7, 2014
Atlas Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-54627	27-5466079
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 NW Point Boulevard Elk Grove Village, IL (Address of principal executive offices)	60007 (Zip Code)

Registrant's telephone number, including area code: (847) 472-6700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
[   ]   Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01 Entry into a Material Definitive Agreement.
See Item 2.03 below.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 7, 2014, American Insurance Acquisition, Inc. (“American Acquisition”), a subsidiary of Atlas Financial Holdings, Inc. (the “Corporation”), entered into a loan and security agreement (“Loan Agreement”) for a $10 million revolving loan facility. The revolving loan facility is with Fifth Third Bank. Under the Loan Agreement, funds may be borrowed and re-borrowed on a revolving basis by American Acquisition, from the closing date until (but not including) May 7, 2015, the loan maturity date. The interest rate on the advances under the revolving loan facility will generally be LIBOR plus 2.75%, provided that, during a default, interest shall accrue at a rate equal to LIBOR plus 5%. In addition, there is a non-utilization fee equal to 0.25% per annum of an amount equal to $10 million less the daily average of the aggregate principal amount of the revolving loans outstanding plus the aggregate amount of the letter of credit obligations outstanding.
The Loan Agreement also provides for the issuance of letters of credit in an amount up to $2 million outstanding at any time.
The Loan Agreement requires us to comply with customary affirmative and negative covenants, including those governing indebtedness, liens, investments, sales of assets, issuance of securities, and distributions. The Loan Agreement also requires us to comply with certain financial covenants, including the Operating Subsidiaries (defined below) maintaining a combined statutory net worth in an amount not less than $50 million. The revolving loan facility is secured by all of the outstanding shares of American Country Insurance Company, American Service Insurance Company, Inc., Camelot Services, Inc. and Gateway Insurance Company, which are wholly-owned direct or indirect subsidiaries of American Acquisition (the “Operating Subsidiaries”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Financial Holdings, Inc.

Date: May 7, 2014    By:    /s/ Paul Romano
             Name:    Paul Romano
Title:Vice President and Chief Financial Officer